                              Exhibit 12.1 - COMPUTATION OF RATIO OF DEBT TO ADJUSTED EBITDA
                                               CONTINENTAL RESOURCES, INC.
                                                 YEAR ENDED DECEMBER 31,
                                   -------------------------------------------------------------------------------------
                                         1998               1999              2000              2001               2002
                                   --------------- ------------------ ----------------- ----------------- --------------
NET INCOME (LOSS)                    (17,980)              3,920            37,780            11,667           (20,032)

INCOME TAXES                               -                   -                 -                 -                 -

INTEREST EXPENSE                      12,826              17,370            16,514            15,674            18,401

DD&A                                  30,198              19,549            19,552            27,731            31,380

PROPERTY IMPAIRMENTS                  10,165               5,154             5,631            10,113            25,686

EXPLORATION EXPENSE                    5,468               3,191             9,965            15,863            10,229

LITIGATION SETTLEMENT                      -                   -                 -                 -                 -
                                     -------             -------           -------           -------           -------

ADJUSTED EBITDA (1)                   40,677              49,184            89,442            81,048            65,664

TOTAL DEBT                           167,639             170,637           140,350           183,395           247,105

TOTAL DEBT TO ADJUSTED EBITDA              4.1                 3.5               1.6               2.3               3.8
---------------

(1)    Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation,  depletion, amortization, property impairments and exploration expense,  excluding proceeds from litigation settlements.  Adjusted EBITDA is not a measure of cash flow as determined by generally accepted  accounting  principles  ("GAAP").  Adjusted EBITDA should not be considered as an alternative to, or more  meaningful  than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity.  Certain items excluded from Adjusted EBITDA are significant  components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure,  as well as historic costs of depreciable  assets,  none of which are components of Adjusted  EBITDA.  The Company's  computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA is a widely followed measure of operating  performance and may also be used by investors to measure the Company' ability to meet future debt service requirements, if any.

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